EXHIBIT 10.1

Zions Bancorporation

2006 – 2008 Value Sharing Plan

Objective: The purpose of the 2006 – 2008 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a three-year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation (the “Company”) and its subsidiaries. It is designed to create long-term shareholder value by focusing the Participant’s attention on improving the Company’s financial results over a three-year period.

Eligibility: Selected key members of the senior management group and other key managers in the Company its subsidiaries as determined by the Zions Bancorporation (the “Company”) Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”).

Effective Date: January 1, 2006, through December 31, 2008 (the “Award Period”).

Frequency of Awards: Subject to the deferral provisions enumerated in the Plan, the incentives, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1)	Establishment of Award Fund

An Award Fund will be established, the size of which will be based upon two factors: a.) “Plan Marginal Qualifying Earnings” during the Award Period, and b.) “Plan Marginal Return on Equity”, both of which are more fully outlined in the Appendix, and in “Calculation Methodology,” below.

2)	Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of designated Units, on any Award Fund generated under this Plan during the Award Period.

3)	Calculation Methodology

a)	In order for any Award Fund to be established under this Plan, a minimum level of Plan Qualifying Earnings and Plan Marginal ROE must be achieved during the Award Period, as indicated in the Appendix.

b)	Plan Qualifying Earnings is defined as the total of the following items during the Award Period, divided by average fully diluted shares during the Award Period:

2006 – 2008 Value Sharing Plan

i)	cumulative net income after taxes and minority interests;

ii)	plus, the after-tax expense incurred during the Award Period resulting from grants of restricted shares and stock options;

iii)	plus, an adjustment equal to (1– the Company’s then-prevailing marginal combined state and federal income tax rate) times the sum of:

1.	the amount by which the Company’s Allowance for Loan and Lease Losses and Reserve for Unfunded Commitments (together, the “Loss Reserve”) “midpoint of range” value exceeds the actual value at the inception of the Award Period, and;

2.	the amount by which the Loss Reserve actual value exceeds the “midpoint of range” value at the end of the Award Period.

Note: in the event of a change in methodology in determining Loss Reserves during the Award Period, the Committee reserves the right, in its sole discretion, to make such adjustments as may be deemed necessary and equitable to conform the Plan to the new methodology.

iv)	plus:

1.	(the Company’s average tangible assets over the course of the Award Period x .065) – (the Company’s average tangible common shareholders’ equity over the course of the Award Period) times:

2.	(1 – the Company’s then-prevailing marginal combined state and federal income tax rate) times:

3.	the average of the five-year U.S. Treasury Note rate at each quarter end during the Award Period.

c)	“Base Qualifying Earnings” is defined as the total of the following items during the “Base Period” (e.g. January 1, 2005 –December 31, 2005), divided by average fully diluted shares during the Base Period:

i)	net income after taxes and minority interests;

ii)	plus, an adjustment to reflect the effect of the acquisition of Amegy Bancorporation, as though the transaction had been consummated at the beginning of 2005, using the $75.8 million in 2005 net income (as projected in the Lehman Bros. presentation to the Company’s board of directors on July 5, 2005) plus 1/3 of the projected after-tax cost of net additional amortization of core deposit and other intangibles arising from the transaction;

iii)	plus, the after-tax expense incurred during the Base Period resulting from grants of restricted shares;

2006 – 2008 Value Sharing Plan

iv)	plus:

1.	(the Company’s average tangible assets during the Base Period x .065) – (the Company’s average tangible common shareholders’ equity during the Base Period) times:

2.	(1– the Company’s then-prevailing marginal combined state and federal income tax rate) times:

3.	the average of the five-year U.S. Treasury Note rate at each quarter end during the Base Period.

d)	“Plan Marginal Qualifying Earnings” is defined as:

(a)	Plan Qualifying Earnings

Less,

(b)	three times Base Qualifying Earnings.

e)	Plan Marginal ROE is defined as:

i)	Plan Marginal Qualifying Earnings;

  Divided by,

ii)	(the Company’s average tangible assets over the course of the Award Period x .065)—(the Company’s average tangible assets during the Base Period x .065).

f)	Other Adjustments

i)	In the event the Company engages in one or more acquisitions during the Award Period, the Committee may make such adjustments to Plan or Base Qualifying Earnings and/or Plan Marginal ROE as are required to neutralize, to the extent possible, the effects of any such acquisition on the Award Fund. Such adjustments shall be made at the Committee’s sole discretion, but shall generally be based upon the pro-forma financial projections presented to the Board in justification of the acquisition.

ii)	Any Award Fund established under this Plan must be fully accrued and reflected in Plan Qualifying Earnings.

iii)	Unusual or “one-time” gains or losses may be subtracted from or added to Plan Qualifying Earnings at the sole discretion of the Committee.

4)	Other Administrative Provisions

(1)	This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

2006 – 2008 Value Sharing Plan

(2)	The Board may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

(3)	Participants will not vest in any benefits available under the Plan until the conclusion of the Award Period.

(4)	Participants must be employed by the Company or one of its subsidiaries at the time payment is made. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated award as approved by the Board or Committee for the performance achieved for the number of full calendar quarters the Participant was engaged as an officer of the Company or its subsidiaries prior to death, disability or retirement. For purposes of this Plan, a Participant will generally not be considered eligible for early retirement before age 55, or for normal retirement before age 65, unless otherwise approved by the Committee.

(5)	Each Participant will be required to defer for one year any incentive payment amount in excess of 100% of his/her base salary as in effect at December 31, 2008 or at such earlier date as of the Participant’s termination of employment with the Company (except that, in the event the deferred amount is less than $10,000, the entire amount shall be immediately payable within ninety days of the end of the Award Period). Payment of the deferred amount will be paid by March 15, 2010, if conditions established in paragraph D) 4 above are met.

(6)	The Company shall retain the right to withhold payment of incentives to Participants in the event of a significant deterioration in the Company’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

(7)	Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8)	In the event a Participant transfers within Zions Bancorporation during the Award Period, he/she may be eligible to receive a pro-rata award from each participating Zions entity based on the number of months in each entity and each entity’s financial performance.

(9)	In the event of a change in control of the Company (as defined in the Company’s Change in Control Plan), the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan.

(10)	This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a

2006 – 2008 Value Sharing Plan

contractual obligation binding on the Board, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

APPENDIX

•	The minimum Plan Qualifying Earnings of Zions Bancorporation which must be achieved for payment of awards is $17.11 per share, which represents 5% annual compounded growth in Base Qualifying Earnings over the course of the Award Period. (Base Qualifying Earnings is $5.28.)

•	The Award Fund is calculated by multiplying Plan Marginal Qualifying Earnings by 3.289%.

The minimum Plan Marginal ROE of Zions Bancorporation that must be achieved for payment of awards is 11.00%.

•	The Award Fund shall be increased by a multiplier, based upon the achievement of Plan Marginal ROE as follows:

If the Plan Marginal ROE is:	Then the multiplier is:

11.00% or less	-0-

14.00%	1.00

17.00%	1.50

20.00%	2.00

21.50% or greater	2.25

The multiplier will be interpolated for Plan Marginal ROE levels falling between these benchmarks.

•	The maximum Award Fund that may be created under this Plan is $54,973,750, which equates to $4.25 per unit.

The value of each Unit shall be equal to the total amount in the Award Fund, divided by 12,935,000.

2006 – 2008 Value Sharing Plan

Example:

If a Participant in the Zions Bancorporation 2006 – 2008 Value Sharing Plan is awarded 150,000 units; the total Plan Qualifying Earnings amount to $20.33 per share; the Plan Marginal ROE is 17.5%; and the average fully diluted outstanding shares total 108,300,000, the amount of the incentive award would be:

Unadjusted Award Fund:

$ 20.33

- 15.84

$ 4.49

X 3.289%

$.1477

X 108,300,000

$15,993,322

Multiplier:

1.5 + (.175 -.17) X (2.0 – 1.5) = 1.5833

(.20 - .17)

Total Award Fund:

$15,993,322 X 1.5833 = $25,322,227

Individual Unit Value:

$25,322,227 /12,935,000 = $1.9577

Total Value of Units:

150,000 X $1.9577 = $293,655.00